Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2018 relating to the consolidated financial statements of Citizens Financial Group, Inc. and the effectiveness of Citizens Financial Group, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Citizens Financial Group, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 11, 2018